Exhibit 99.1

RAMCO-GERSHENSON PROPERTIES TRUST
ANNOUNCES THE APPOINTMENT OF JOHN HENDRICKSON AS CHIEF OPERATING OFFICER

FARMINGTON HILLS, Michigan – Ramco-Gershenson Properties Trust (NYSE:RPT) (the “Company”) today announced the appointment of John Hendrickson as Chief Operating Officer (“COO”), effective on May 17, 2015. Mr. Hendrickson has over 20 years of real estate experience, the last 16 of which were with Federal Realty Trust (NYSE:FRT) most recently as the Regional COO in charge of Federal’s Northeast Region and head of Federal’s East Coast Mixed-Use Division.

“We are thrilled to welcome John to our Company,” said Dennis Gershenson, President and Chief Executive Officer. “John comes to Ramco with a track record of success in the shopping center industry with proficiencies in asset management, development, leasing, and property management, all areas he will oversee in his new role. John’s diverse experience in the industry will be a strong complement to the leading ranks of our executive management team.”

Mr. Hendrickson holds a BBA from George Washington University.

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST:
Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan.  The Company's business is the ownership and management of large, multi-anchor shopping centers primarily in a dozen of the largest metropolitan markets in the United States.  At March 31, 2015, the Company owned interests in and managed a portfolio of 79 shopping centers and one office building with approximately 16.7 million square feet of gross leasable area. At March 31, 2015, the Company's core operating portfolio was 95.1% leased. Additional information regarding the Company is available on its corporate website: www.rgpt.com.
This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Company Contact:
Dawn L. Hendershot, Vice President of Investor Relations
and Corporate Communications
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
dhendershot@rgpt.com
(248) 592-6202